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                                         FOR:    Bolle Inc.

                                APPROVED BY:     Martin E. Franklin
                                                 Chairman of the Board
                                                 Ian Ashken
                                                 Vice Chairman
                                                 914-967-9400
                                     CONTACT:    Investor Relations:
                                                 Shannon Moody/Natasha Boyden
                                                 Press: David Nugent/Ellen Paz
                                                 Morgen-Walke Associates
                                                 212-850-5600


                   BOLLE INC. SIGNS DEFINITIVE AGREEMENT WITH
               WORLDWIDE SPORTS & RECREATION, INC. TO BE ACQUIRED
                               FOR $5.25 PER SHARE

        DENVER, Colorado - November 26, 1999 -Bolle Inc. (Amex: BLE), one of the world's leading eyewear brands, today announced the signing of a definitive agreement with Worldwide Sports & Recreation, Inc., a privately-held company funded primarily by Wind Point Partners, a private equity investment firm, under which Worldwide Sports & Recreation, Inc. will acquire Bolle Inc. for $5.25 per share in cash, via a tender offer and merger. The completion of the transaction is subject to various conditions, including Hart-Scott-Rodino clearance and the purchaser obtaining financing no later than January 15, 2000. The total value of the transaction, including assumed indebtedness, is approximately $85 million. The tender offer is expected to close during January, 2000.

        Martin E. Franklin, Chairman of Bolle Inc. commented, "Through this agreement, we believe that we will not only be delivering significant value to our shareholders, but also that the Company will be able to continue to implement its current growth strategies. Worldwide Sports & Recreation Inc. manages a strong portfolio of brand names, including Bushnell and Voit, and enjoys an outstanding reputation for high quality products. We are confident that they will continue to develop Bolle into a globally recognized active lifestyle brand."

        Mr. Franklin concluded, "Worldwide Sports & Recreation's proposal represented a 62% premium over the Company's share price on the day prior to the initial announcement of the transaction. In the board's opinion, and that of its financial advisor, Banc of America Securities, who rendered a fairness opinion on the transaction, this represents a fair valuation for the business today."

        Joe Messner, Chief Executive Officer of Worldwide Sports & Recreation added, "This is a significant first step towards building a portfolio of highly recognized worldwide sports brands.

                                    ~ more ~

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Bolle, founded over 100 years ago, has a heritage throughout the world for innovative high-quality optical products favored by active sports enthusiasts. Both Bushnell and Bolle target the same active lifestyle consumer, and together, we will be able to leverage our distribution strengths around the world. We welcome the management and employees of Bolle and value their participation in this exciting opportunity."

        Bolle Inc. (Amex: BLE), is a vertically integrated designer, manufacturer and marketer of Bolle(R) branded eyewear, including Bolle(R) premium sunglasses, goggles, and tactical and safety eyewear. Bolle is also the exclusive North American distributor of the Reusch line of winter gloves for sports.

        Worldwide Sports & Recreation Inc. ("WSR") is a branded durable consumer products company based in Kansas City, Kansas. WSR is a leading supplier of high quality sports optics including binoculars, telescopes, riflescopes and laser range finders marketed under the Bushnell, Voit and Bausch & Lomb brand names.

        Wind Point Partners is a private equity investment firm with offices in Chicago and Southfield, Michigan, that has successfully invested growth capital in more than 70 privately-held companies. Wind Point Partners focuses on partnering with experienced executives to buy private companies with significant growth opportunities across a variety of industries.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Bolle Inc.'s actual results could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in fashion trends, risks relating to the retail industry, use of contract manufacturing and foreign sourcing, import restrictions, competition, seasonality and other factors. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

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